Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054

Jeff Andreson	Claire McAdams
Chief Financial Officer	Investor Relations
(408) 986-9888	(530) 265-9899

INTEVAC CFO TO RESIGN FOR NEW JOB OPPORTUNITY

Santa Clara, Calif. — September 4, 2014 — Intevac, Inc. (NASDAQ: IVAC) today announced that Jeffrey S. Andreson, chief financial officer (CFO), has advised the company of his resignation, effective September 19, 2014, in order to become the CFO of a publicly-traded company in the semiconductor capital equipment industry.

In pursuing this new job opportunity, Mr. Andreson is returning to the semiconductor capital equipment industry, where he has spent the majority of his 30 years in finance. He will continue to direct the company’s finance organization and assist in transition until his departure date.

Mr. Charles B. Eddy, who served as the company’s CFO from its founding in 1991 until his retirement in 2007, will be interim CFO while the company conducts its search for a permanent successor. Mr. Eddy and Mr. Andreson have worked together previously, in 2007, to ensure a smooth transition of the finance team’s leadership.

“We are grateful to Jeff for providing strong leadership of our finance organization over his many years at Intevac,” commented Wendell Blonigan, Intevac’s president and chief executive officer. “He has worked tirelessly to build a top-notch finance team and has been a key contributor to our strategic planning process, helping to put our company on the right trajectory for future growth and success. We wish him all the best.”

“I’m gratified by the results of my work at Intevac over the last several years, building a strong financial organization and working closely with Wendell to develop a strategic plan for the future success of the company,” commented Mr. Andreson. “I am grateful for the learning, experience and relationships I’ve enjoyed here at Intevac, and I’m confident in the company’s outlook for future success.”

About Intevac

Intevac was founded in 1991 and has two businesses: Equipment and Photonics.

In our Equipment business, we are a leader in the design and development of high-productivity, thin film processing systems. Our production-proven platforms are designed for high-volume manufacturing of substrates with precise thin film properties.

Intevac is the market and technology leader in the hard drive industry, with our systems processing approximately 60% of all magnetic disk media produced worldwide. Our high-performance, high-throughput technology solutions continue to expand into additional markets – including solar and adjacent thin film deposition applications.

In our Photonics business, we are a recognized leading developer of advanced high-sensitivity digital sensors, cameras and systems that primarily serve the defense industry. We are the sole-source provider of integrated digital imaging systems for most U.S. military night vision programs.

For more information call 408-986-9888, or visit the company’s website at www.intevac.com.